EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-34898, No. 333-34900, No. 333-34902, and No. 333-76022) and Form S-3 (No. 333-88706) of QuickLogic Corporation of our report dated February 26, 2004, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California March 8, 2004